Exhibit 99.1

Special Note Regarding Forward-Looking Statements
The following transcript contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements involve risks and uncertainties, and relate to future events or our future financial or operating performance. The forward looking statements include all statements other than statements of historical fact. These statements are only predictions. Actual events or results may differ materially from those contemplated by forward-looking statements for a variety of reasons, including among others:

•	changes in U.S. and global economic conditions and consumer spending;

•	world events;

•	the rate of growth of the Internet and online commerce, and the occurrence of any event that would discourage or prevent consumers from shopping online;

•	any failure to maintain our existing relationships or build new relationships with fulfillment partners on acceptable terms;

•	any difficulties we may encounter maintaining optimal levels of product quality and selection or in attracting sufficient consumer interest in our product offerings;

•	modifications we may make to our business model from time to time, including aspects relating to our product mix and the mix of direct/fulfillment partner sourcing of the products we offer;

•	the mix of products purchased by our customers;

•	problems with cyber security or data breaches or the costs of preventing or responding to any such problems;

•
problems with or affecting our credit card processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of the credit card processors;

•
problems with the facility where substantially all of our computer and communications hardware is located or other problems that result in the unavailability of our Website or reduced performance of our transaction systems;

•	difficulties we may have in responding to technological changes;

•	problems with the volume of fraudulent purchase orders we receive on a daily basis;

•	problems we may encounter as a result of the listing or sale of pirated, counterfeit or illegal items by third parties;

•	difficulties we may have financing our operations or our expansion with either internally generated funds or external sources of financing;

•
any difficulties we may encounter in connection with our acquisition of real estate or the design, construction or financing of a facility to serve as our corporate headquarters or any transition from our current facilities to new facilities;

•
any difficulties we may encounter in connection with our Supplier Oasis Fulfillment Services and our efforts to provide multi-channel fulfillment services, our Farmers Market offerings, our insurance product offerings or our consumer finance offerings;

•	any difficulties we may encounter as a result of our reliance on third parties that we do not control for the performance of critical functions material to our business;

•	any difficulties we may encounter in connection with the rapid shift from ecommerce and online payments to mobile and multi-channel commerce and payments;

•
the extent to which we owe income or sales taxes or are required to collect sales taxes or report sales or to modify our business model in order to avoid being required to collect sales taxes or report sales;

•
any difficulties we may encounter as a consequence of accepting or holding bitcoin, whether as a result of regulatory, tax or other legal issues, technological issues, value fluctuations, lack of widespread adoption of bitcoin as an acceptable medium of exchange or otherwise;

•
competition, including competition from well-established competitors including Amazon.com, and from others including competitors with business models that may include delivery capabilities that we may be unable to match;

•	difficulties with the management of our growth and any periods in which we fail to grow in accordance with our plans;

•	fluctuations in our operating results;

•	our efforts to expand internationally;

•	our efforts to offer additional services to our customers, including insurance products and consumer financing;

•
the outcomes of legal proceedings, investigations and claims, including the outcome of our appeal of the judgment against us obtained by the District Attorneys of a number of California counties as described in our periodic filings;

•	our inability to optimize our warehouse operations;

•	risks of inventory management and seasonality;

•	the cost and availability of traditional and online advertising, and the results of our various brand building and marketing campaigns; and

•	the other risks described in our Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on October 28, 2014 (the “Form 10-Q”) or in our other public filings.

In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in the Form 10-Q. These factors may cause our actual results to differ materially from those contemplated by any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events.

These forward-looking statements speak only as of the date of the earnings call transcribed in the following transcript and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of the call or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
OSTK - Q3 2014 Overstock.com, Inc. Earnings Conference Call
EVENT DATE/TIME: OCTOBER 23, 2014 / 03:30PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

CORPORATE PARTICIPANTS

Stormy Simon Overstock.com, Inc. - President
Robert Hughes Overstock.com, Inc. - SVP, Finance & Risk Management
Patrick Byrne Overstock.com, Inc. - CEO
Mark Griffin Overstock.com, Inc. - SVP & General Counsel

CONFERENCE CALL PARTICIPANTS

David Kanen Aegis Capital - Analyst
Scott Tilghman B.Riley & Co. - Analyst

PRESENTATION
Operator
Good day ladies and gentlemen, and welcome to the third-quarter 2014 Overstock.com earnings conference call. (Operator Instructions) As a reminder, today's conference is being recorded. I would now like to turn the call over to Stormy Simon.
Stormy Simon - Overstock.com Inc. - President
Thank you Jamie. Good morning and welcome to our third-quarter 2014 earnings conference call. Joining me today are Dr. Patrick M. Byrne, founder and CEO, and Robert Hughes, Senior Vice President of Finance and Risk Management. I will turn the call over to Rob to highlight our financial results.
Robert Hughes - Overstock.com Inc. - SVP, Finance and Risk Management
Thank you Stormy. Before I cover the financial highlights, let me remind you that the following discussion and our responses to your questions reflect management's views as of today, October 23, 2014, and may include forward-looking statements. Actual results may differ materially.
Additional information about factors that could potentially impact our financial results is included in the press release filed this morning, the Form 10-K we filed on February 27, 2014, the Form 10-Qs that we filed on April 29, 2014, and on July 29, 2014.
During this call we will discuss certain non-GAAP financial measures. The slides accompanying this webcast and our filings with the SEC, each posted on our investor relations website, contain additional disclosures regarding these non-GAAP measures including reconciliations of these measures to the most comparable GAAP measures.
Please review the safe harbor provisions on slide 2 and let me now turn to slide 3.
Q3 total net revenue was $353 million, a 17% increase from last year. Q3 gross profit dollars increased 13% to $67.1 million. Q3 contribution was $41.6 million, a 13% increase from last year, and contribution margin was 11.8%.
Q3 technology and G&A expenses combined increased 18% to $39.3 million. Pretax income for Q3 was $2 million and net income was $1.6 million, or $0.07 per diluted share.
Patrick, with that let me turn the call back over to you.
Patrick Byrne - Overstock.com Inc. - CEO

Thank you, Rob. On slide 4 you see our quarterly revenue growth that has continued to tick back up and I will be talking a little bit more about that momentarily. Slide 5 gross profit growth is back, again modest increase and slide 6, contribution, a non-GAAP measure, has popped back to 13% growth.
Let me give you an internal goal. People ask us and do a lot of analyses I see and I want to be clear about what it is we're trying to do, so you can judge us on whether we accomplish our mission or not. My goal is in each year to grow by -- it's really quite simple. I've got two primary goals: grow the contribution dollar 15% or more and goal number two is half of that increase in dollars I would like to see fall to the bottom line to the pretax operating income line.
Those are my two goals and I think that you can judge us at the end of each year -- I'm saying now that those are the two things we want to accomplish. I guess we could arguably say there's a third thing, which is top line growing 15% or more as well. But really the contribution dollar growing 15% and half of those increased dollars flowing to the bottom line.
I see people get somewhat hung up on sort of tiny shifts quarter to quarter and how one quarter did on one thing versus the same quarter the prior year, and that to me is sort of a lot of noise. What we are managing the business for is to accomplish those two principles. Not saying that we will accomplish it this year, both because we got off to a bit of a slower start and because this year, as I have said at the beginning, we had realized that this was a year of really reinvestment in some large projects.
But just so you know, those were what we are running the business around: keeping the top line at 15% or more on an annual basis, the contribution line on 15% or more growth, and then half of those dollars coming to the bottom line on an annual basis. Don't ask us to try to hit those quarter to quarter and such because we don't look at it on a quarterly basis.
Okay, so now moving forward, slide 7, quarterly gross margin and contribution margin. 11.8% on the contribution, I like to see that around there. I don't like to see it much above 12%, 12.5%. I would like to see it really 12.0% to 12.5% and we're just a shade out of it.
Slide 8, let me compare that with Amazon and Wayfair. That contribution margin -- if you take Amazon at face value and you include all their revenue, including their services revenue, they run at about the same contribution margin we do, which is why they're at 13.5% and we are at 11.8% this month. But in general the two are very close.
Wayfair, their contribution margin from their publicly-filed statements is basically breakeven, which means no matter how much scale you get at that contribution margin you never can cover your core -- your tech and G&A. There's another line for Amazon, though, that's at the bottom and I thought I would let Rob explain that line.
Robert Hughes - Overstock.com Inc. - SVP, Finance and Risk Management
Okay, Patrick, happy to do so. The bottom line there is what we called Amazon product contribution margin and that's taking those service revenues out and you can see that's quite substantially less than us. That's where -- the service revenues, as best as we can tell, are where Amazon Web Services and other nonretail revenues are included. So we thought that might be an interesting comparison to our product business.
Patrick Byrne - Overstock.com Inc. - CEO
But wouldn't you say that minus 9.7% is likely too conservative? The truth there is somewhere between these two lines.
Robert Hughes - Overstock.com Inc. - SVP, Finance and Risk Management
Absolutely right. Their financial statements don't allow us to go through cost of sales and the other lines and ferret out what costs, if any, are related to the service business. So that's why we presented it kind of bracketing both ends of it.
Patrick Byrne - Overstock.com Inc. - CEO
Right, so those are the two brackets of what Amazon contribution margin is. So we think we have a good business.
Slide 9, technology and G&A expense. You will see that the red line, the red bars at the bottom are G&A expense, setting aside technology, and you see that they are quite in control. It's relatively flat over the last couple years.
Where there's a lot of growth is in the purple bar, that's technology. We are really becoming more and more of a tech company, so it's staying at 6.3%, which I think is probably appropriate, but as the Company grows we are putting more and more into building technology.
I used to, maybe somewhat stupidly, say 10 years ago we are not a tech company. We are a retailer. We are a lemonade stand with a computer in it. But that is not it-- that was because we ran on old-fashioned retail values.
But we have more and more morphed into a tech company and we know that because there's all kinds of technology under the hood that we have in the past had third parties providing for us because we couldn't do it ourselves as well. But over time, our tech teams have grown. We now have about 330 developers. In 2007 I think we had seven or 12.

We have a really robust tech department now with lots of scientists, smart folks, and we are developing our own technologies internally and we test them against those third-party providers. And we've gotten to the point that an awful lot of our technologies are better than any commercially available third-party. That's why you see us sort of losing some of those integrations.
But anyway, that is where I am going and I'm not at all worried about that kind of expense. I like that we are building our tech expense like that. We are seeing so many opportunities -- so I am not worried about that.
Okay, next page, page 10, $1.6 million. Again, I think that there's probably a lot of attention played -- maybe a bit too much attention paid to one quarter versus the same quarter last year on the bottom line. It all comes down to the fourth quarter.
I think we are going to have a really good year this year. So going forward I'm just reminding people, don't get all hung up in the first quarter on what the bottom line did, some giblet changes versus the previous year, because we really -- we don't really anticipate seeing those first three quarters of each year change a lot in the years ahead, in the next few years ahead. It is the big change we hope is in the fourth quarter each time.
Okay, slide 11, operating and free cash flow. $69 million of cash flow from operations dropped to $32 million after CapEx. Remember that of that $37 million differential, $11 million is for the land for the new building.
Slide 12, GAAP inventory turns running at 5 on our core inventory, but on a GAAP basis we are running at 44.9. GMROI, slide 13, GMROI has stayed over 1,000%. Slide 14, unique customers and cost per customer. Our cost per customer -- our unique customers are up slightly.
Our cost per action, we might think of this as cost per action. This is not -- I don't think we have ever released this before. It was calculable for the numbers, but, Rob, is this a new release?
Robert Hughes - Overstock.com Inc. - SVP, Finance and Risk Management
Yes, this is a new slide.
Patrick Byrne - Overstock.com Inc. - CEO
So this is really cost per action to get a customer to buy and you see that has stayed around $15.
Slide 15, new customers up slightly, but slide 16, customer orders and average order size is up a good bit more. And the customer orders being up that much more than just the number of new customers is coupled with our increase in average order size, gives us the sort of more robust increase. What was our top-line growth on a GAAP basis, 17? So it's a combination of those two factors.
Slide 17, gross profit per transaction stays just a hair under $30. Corporate employees, slide 18, we have gone from 833 to 1,011, but again that's overwhelmingly the increase is technology. And as a large shareholder, or as a shareholder, I would be happy to see that this company is really building out its tech resources.
Slide 19, on October 10 we broke ground on Peace Coliseum, which is the name of our new campus. We will be moving in an August 2016. I did a skydive from 18,000 feet. We had a great groundbreaking and we actually feel quite good about the budget, both in time and money, and it will be occupied August 2016.
Estimated total cost runs now $96 million, soup to nuts. The expected financing terms. We are getting $46 million, so this has not closed yet. This is due to close today or tomorrow, so we have to be quite careful in how much we say here. But $46 million loan at a 4.6% interest rate at swap, so we have no interest rate exposure for the day that Janet Yellen decides not to do QE V over the next nine years.
The funding is we do the first $36 million, $11 million of which we have already done, so there's $25 million more to go, and then we can start drawing against the $46 million. Debt, the debt service on that -- Rob, why don't you talk about how you are looking at this? I look at it somewhat differently, so you go ahead and talk.
Robert Hughes - Overstock.com Inc. - SVP, Finance and Risk Management
Sure, what we have presented here is the annual debt service on that $46 million of $3.2 million and then posed the question, well, what would it -- what would our rents have been if we just merely renewed our existing headquarters for a 10-year-ish term? And that comparison is it would be $5.4 million. Of course, the big differences there are we are getting about twice the space in the new headquarters, we're going to own the building, and we think it meets our needs, of course, tremendously better than our current headquarters.
Patrick Byrne - Overstock.com Inc. - CEO
I might also say just at a -- I will look at it slightly differently, but it comes out the same way. I look at it is that if we had spent $100 million on this at 4.6% and then financed it all it would have been $4.6 million. But we are not going to be spending $100 million; we're spending $96 million and in fact there's maybe around $10 million more, we hope, in various tax rebates and incentives. So a real cost somewhere in the mid-$80-millions means a true annual cost of ownership at sort of in the low $4 millions versus paying $5.4 million.
So it saves us $1 million a year, it gives us much more space, and we think that there's going to be a lot of synergy by getting the two halves of the brain into the same skull. That should be closing in a day or two if all goes well and we will issue an 8-K and you will get the full details.
Page 20, Bitcoin got live this year, so we had a number of innovations this year. Bitcoin got live first in January for the country and then a few weeks ago for the globe. I am not seeing the global pickup in bitcoin, the global sales at all that I had expected to, frankly.
But we will -- anyway we have certainly got a lot of benefit out of it and it has led us into a new direction this thing called Medici, which you will be hearing about. So we are happy we did that.
Pets is live, the pet adoptions tab. We realized we have this wonderful search technology -- somebody pointed out to me recently, you really look at our -- at search, of course Google does it well and we now do it really well. Go and type some search terms into our site versus say leading competitors and see how well our search works.
What we have realized is we can apply that to other fields. In this case, we wired it into all the pet adoption agencies in America and you can now search them from our site. Just use that tab and you'll see how powerful our search technology is.
Farmers Market, which is now in alpha stage, has been launched. Insurance, suppliers SOFS, which Stormy is probably the one to talk about it. The private label credit card and now we are working on Medici. We have not released any product yet, but we have mentioned in a couple public forums this thing we are doing called Medici.
It's an area I think that is going to be ridiculously valuable, not to say that we are going to own that whole area. That depends on the work we do. But the world of cryptofinance is going to be remarkably valuable.
Okay, slide 21, questions? Stormy, do you want to say anything about SOFS; first of all, where that stands?
Stormy Simon - Overstock.com Inc. - President
Sure. We've opened -- we have two warehouses, total of three including our return center in Kentucky, but we've got close to 100 suppliers that are interacting on the platform now. And I think it's important to note as we invest in this platform that it's really adding to our global plan so it will also be an international platform. It has been a slower start than we would like, but it is well received.
Patrick Byrne - Overstock.com Inc. - CEO
And there are people -- so SOFS is where people are -- one aspect of it is they are putting their inventory in our warehouse. It competes with Amazon fulfillment services and I know we are getting lots of contracts back.
Stormy Simon - Overstock.com Inc. - President
It does it for a reasonable price.
Patrick Byrne - Overstock.com Inc. - CEO
It does it for a non-monopolistic, rent extracting price.
Stormy Simon - Overstock.com Inc. - President
It's a great program.
Patrick Byrne - Overstock.com Inc. - CEO
And there are people responding to it and shipping us their inventory.
Stormy Simon - Overstock.com Inc. - President
That's right. You know, Patrick, the Medici there are a lot of questions that came in about that, so if you want to just go ahead and talk more about it. It's really the background, timeframe, the value from Overstock.
Patrick Byrne - Overstock.com Inc. - CEO
Go ahead and ask them one at a time and I will --.
Stormy Simon - Overstock.com Inc. - President
That was the question. And then the other question was please talk more about Medici. So there's --.
Patrick Byrne - Overstock.com Inc. - CEO
Why don't you read me one question one at a time and I will answer it.
Stormy Simon - Overstock.com Inc. - President

Please talk about Medici, background, timeframe, and the value it has for Overstock.
Patrick Byrne - Overstock.com Inc. - CEO
Okay. The Medici were a Florentine financial family in the high classical Renaissance. The -- let me see these questions. I need something more specific to respond to.
Stormy Simon - Overstock.com Inc. - President
That was the question.
Patrick Byrne - Overstock.com Inc. - CEO
Okay, well, that's the background on the name Medici. What it is is a technology has emerged in the last few years called the Blockchain and the Blockchain is liberation itself.
You can create a currency on the Blockchain and that is, but you can also use the Blockchain, this technology, augmented by some new stuff on top of it called Counterparty to create a parallel world to the world of modern finance, where all these institutions we have in the modern financial world that accomplish certain desired ends, institutions like having equities and bonds and derivatives, swaps, they can all be -- and centralized stock exchanges and centralized clearing systems like the DTCC, my bete noire, are things that can be done within the Blockchain, can be done in this parallel universe.
We looked at -- I made a mention in May in Amsterdam that we wanted to be the first company to issue a security in this new parallel universe. And I did that somewhat strategically, assuming that there were people out there who were thinking about that and would get in touch. Well, it turns out there were 13 different groups around the world thinking of that and trying to figure out how to do it.
We vetted -- Mark Griffin did yeoman's work vetting a bunch of these different companies -- and I don't mean to slag anybody, some just weren't our cup of tea, but there was one group that really was our cup of tea. They are called Counterparty. They're not all -- they are not even a company.
It's an open-source movement that stays true to the bitcoin philosophy. It is transparent. It is built within bitcoin rather than being a proprietary alternative to bitcoin. There's just all these aspects of it that made me think these were the right fellas to go with.
Three of the founders came out to Overstock and they seemed to have very similar backgrounds to me, which is maybe why I like them, but they were just doing it for the right reasons. So we worked out a deal recently announced, two of them have joined our company, and we are building what is basically the tollbooth between those two universes.
You've got the world of modern finance, people with dollars in it, and there is going to be this world of cryptofinance and we will have the tollbooth for people who go back and forth. And that is Medici.
The timeframe; we actually think that in the absence of there being a government we could build this technology and have it live and working for the public in about, say, three or four months. Now we have to get regulatory approval for this. How much time does that add? Your guess is as good as mine. Mark Griffin, do you want to venture a guess on that?
Mark Griffin - Overstock.com Inc. - SVP & General Counsel
It's hard. We haven't had the initial discussions. The framework is going to be difficult. It is a paradigm shift for these regulatory agencies, so it's hard to predict.
Patrick Byrne - Overstock.com Inc. - CEO
That said, I have had, believe it or not, some quite positive conversations with some of the regulators involved. And I am at least told, and I actually believe they are sincere, that they are not going to try and stop this. That they want to see it develop reasonably and to have a say and such, but that they were going to act like adults.
And we are going to act like adults. I think as long as they understand this is coming -- they have a legitimate -- I think they have a legitimate interest in making sure crooks can't use it to do bad things. So I actually am not expecting the massive regulatory opposition.
And there are already rules. We will be creating an ATS, an alternative trading system, and there are already rules that -- I think it's a 60-page document that says this -- from the SEC -- this is what an alternative trading system has to do. This is how it has to handle record-keeping, how it has to handle derivatives and things like that.
So there's already a roadmap out there. Nobody anticipated that we would use -- that someone would use the roadmap to build this thing that we are talking about. But it is -- there is already a roadmap out there from the regulators of what our new system is going to have to do.
What value could it create for Overstock? Well, I have no way to estimate that. You know everything I know. I do know that we have stood -- that I kick myself, because we have stood next to some extraordinary innovations that we just missed.

I thought of Overstock as a search company from the very beginning to go around to venture capitalists and on Wall Street trying to raise money explaining it was a search company just that had these things wrapped up in it, warehouses and customer call centers and such. If I had been smarter, I would have seen just doing pure search was probably the way to go.
We were early in the game in mobile, so early that around 2002 nobody adopted and we eventually discontinued it. We had a great social media platform very early on. Again, the same story.
So I kick myself about some -- about having stood just a foot away from some of the great technological innovations of the last 15 years and not really seized them correctly. That's not going to happen here. We, through some fluke, have ended up right in the crossroads of this emerging technology.
It could disrupt the financial industry as we know it. I have no idea how to value that, but we seem to be -- through various flukes have found ourselves right at the forefront of it. We've gotten very -- so we built a team to pursue this. We've gotten very good.
The team is going to cost in low single million dollars a year. It's not going to dramatically affect our earnings, but -- and we have really developed great -- we have become a very agile company and we can develop software quickly and well and with good user experience and good design in all kinds of ways and security and such.
So this team really has first call on the assets within Overstock to draw on all the people, all our people with all our experience to get this project done quickly. And I couldn't even begin to estimate the value it could create for Overstock.
But a technology that disrupts an industry that is 40% of the profits of American corporations, and we could do the same thing that -- we could build a system that can do many of the same things that industry does in essentially a tiny fraction of the cost would be a very valuable technology.
Can you elaborate on trends in mobile purchasing? Is this increasing the rate of e-commerce adoption? Stormy?
Stormy Simon - Overstock.com Inc. - President
Well, what we see -- of course, mobile traffic is going up. People get better and better at their apps. Where we can really improve is the conversion on the mobile devices.
And I think being so well-known for home and heavy in furniture that it's very much, for Overstock, a browsing tool. You can browse through. You can look at pictures, but for us it's really connecting the consumer's mobile device to their laptop and that's understanding what they are browsing for and then when they convert.
Is it increasing the rate of e-commerce adoption? Yes, it's so easy now to go wherever you want. Facebook is proving it. It's got such a high traffic. Commerce is where -- well, I just think there's huge opportunity for us.
And the consumer will dictate what they buy on their phones. Again, being heavy in furniture we have to figure out a way on a smaller device to get the information clearly to them.
Patrick Byrne - Overstock.com Inc. - CEO
It is interesting; we have crossed the point about 50% of our traffic is -- over 50% of our traffic is now mobile. As Stormy says, the conversion on mobile is quite a bit smaller. Basically an order of magnitude smaller.
Stormy Simon - Overstock.com Inc. - President
But the time there, the time they will spend there seems to be longer.
Patrick Byrne - Overstock.com Inc. - CEO
They seem to browse on their mobile and then will go to the desktop to actually purchase. But it's an opportunity just increasing, and we recently have done something that is increasing conversion on mobile, but there's lots of opportunities to increase conversion on mobile. And it will be very powerful because it's now half our traffic.
International buying on bitcoin, how is that going? I would say quite a bit slower than I had expected or -- and quite a bit slower than our domestic program when it launched. I had expected something much bigger, but the international purchases -- I mean, they are happening, but they're -- it's de minimis.
Stormy Simon - Overstock.com Inc. - President
Well, we launched in early September and we had some hiccups there, so hopefully we have improved the experience more. It's really getting the word out to the community that it's available. So we had a slow start, some of it intentional, but we are working on getting it up.
Patrick Byrne - Overstock.com Inc. - CEO
Yes, we are. We have to inform the global community of bitcoin users that they can now buy anything at Overstock, but so far it's just been a trickle.

Thoughts on paying Worldstock artisans in bitcoin. We are open to it. At some point we're going to start paying bonuses to our colleagues in bitcoin or at least offering it, maybe offering to pay them their pay in bitcoin and pay our suppliers in bitcoin. All those things are down the road as the global economy gradually de-dollarizes and bitcoinizes.
Please talk more about Medici.
Stormy Simon - Overstock.com Inc. - President
I think you did.
Patrick Byrne - Overstock.com Inc. - CEO
I think I did. Okay, 10 minutes to get through those five questions. I don't know, I can talk about Medici all day, but let's --.
Stormy Simon - Overstock.com Inc. - President
Let's see if there is any --.
Patrick Byrne - Overstock.com Inc. - CEO
That's not a question, please talk more about Medici. Okay, what else?

QUESTION AND ANSWER
Operator
(Operator Instructions) David Kanen, Aegis Capital.
David Kanen - Aegis Capital - Analyst
Good morning, guys. Congratulations on very nice growth. First question is in regards to your oasis initiative. How much of your year-over-year growth was driven by that, if you can quantify it?
Stormy Simon - Overstock.com Inc. - President
You know, not much. Like I said, it was a slow start and we are talking about transaction fees and logistics fees at really reasonable prices. We have recently taken our core inventory and moved that to the East Coast warehouse facility, so I would say in that sense we've got a few -- some orders from that, but I don't think I could quantify that. Rob?
Robert Hughes - Overstock.com Inc. - SVP, Finance and Risk Management
No.
Stormy Simon - Overstock.com Inc. - President
Rob agrees.
Patrick Byrne - Overstock.com Inc. - CEO
It's a gradual transition is what it's going to be, rather than abrupt.
David Kanen - Aegis Capital - Analyst
Okay, so I guess the good news is it's in front of us. Can you tell me how many new customers did you acquire during the quarter? And then what Club O membership grew to?
Patrick Byrne - Overstock.com Inc. - CEO
I can tell you --
Stormy Simon - Overstock.com Inc. - President
New customer is on slide 15.
Patrick Byrne - Overstock.com Inc. - CEO
Slide 15, that was 817,000 from 750,000 last year.
Club O is growing very nicely. It is now -- but there's also been a change in the definition of Club O in the sense of we took our email program and converted some number of them, some small number of them to this new thing we call Club O Light. It's an experiment so the numbers aren't apples to apples. But when you include the Club O Light, Club O is I believe now over 25% of our sales, 27%. The last I saw.
However, part of that is this definitional change in that we have created this thing called Club O Light sometime in September and started using it. If you don't make that change, Club O is in the high teens with a little over 18.4% last week, I can tell you.

Club O apples to apples -- I remember telling you a year or two ago when it was down under 10%, then it broke 10%; now at 18.4%. And that's Club O without adding in the Club O Light.
David Kanen - Aegis Capital - Analyst
I have one final question, then I'm going to jump back in queue. You had talked about your internal goal of bringing half of contribution margin going forward to operating income.
Now I appreciate the policy of investing in growth. However, if you don't have growth initiatives that you think are worthwhile, if there aren't, quote, really good horses to ride, are you open to getting additional leverage and bringing more down?
For example, to put it in perspective, Club Oasis -- I'm sorry, yes, Oasis, for example, seems like a really worthwhile growth initiative. Something to -- worth riding and it should pay off. But maybe -- and I'm just guessing here -- maybe the pet adoption initiative isn't something that you will ever get a return on. Is there that openness to ultimately generating much higher operating margins, if there aren't, quote, low-hanging fruits growth initiative opportunities to invest in?
Patrick Byrne - Overstock.com Inc. - CEO
Yes, there are. I don't anticipate us ever getting to 4% or 5%, but I could see us getting -- I've got nothing philosophically against getting to 2% or 3%. And it is true that some of these things don't pay off in terms of growth and they kind of -- insurance hasn't done particularly well. It's been here long.
On the other hand, we have this new private label credit card which took about the same amount of work and that's doing wonderfully. People are really responding to that. Pets is kind of funny.
People who go into pets, then they come in to our site, they convert better. Stormy doesn't want me to say the number, but they convert much better just for having coming to the pet adoption site. So you can't -- so even though that -- is not revenue-generating directly, it has this halo effect.
And sometimes in the past we have turned down things without really understanding, turned off things thinking they weren't worthwhile without understanding that halo effect. The auctions tab was one of them. The auction tab turned out to be a great marketing device and wish we did not shut it down.
So, yes, we are open to that. And I would also expect in a couple more years we would just be able to set that 50% threshold even higher. We will tell you when we do, but we might set it to 60% at some point and then 70% if we had enough scale.
David Kanen - Aegis Capital - Analyst
Okay. Thank you, guys. Good luck.
Operator
(Operator Instructions) Scott Tilghman, B. Riley.
Scott Tilghman - B. Riley & Co. - Analyst
Thanks, good morning. I had three things I wanted to hit on. First would be the promotional environment around the holidays. Recognizing it's still early, but it was definitely a thorn in the side of many retailers last year. Any read as to what that is shaping up to be like this year?
Patrick Byrne - Overstock.com Inc. - CEO
Stormy?
Stormy Simon - Overstock.com Inc. - President
The promotional activity? Well, I think Black Friday comes earlier and earlier every year and -- it really does. Tomorrow is the first Black Friday of the year.
But I think that retailers are releasing their Black Friday deals two to three weeks before the actual event. Consumers are starting their shopping the Wednesday before Thanksgiving. That has been our early read. We are participating in the multiple Black Fridays to the biggest degree that we can as well.
For me, Christmas starts now so we -- Overstocktober, our early event in October which celebrates our anniversary, we begin our customer acquisition promotions and we continue them through the rest of the year. So I think that Christmas on an e-commerce site starts in October and with the delivery problems that we had last year with UPS and FedEx not being ready for the amount of packages they were delivering, I think consumers are shopping earlier too.
With that said, we've done a lot and thought our fulfillment services was one answer for us to be able to help control the amount of packages that are being moved to give consumers more assurance they can shop later in the year. But that's the read as of today.
Patrick Byrne - Overstock.com Inc. - CEO

I do expect our competitors to be extremely aggressive on the promotions this year and maybe we will be less so. It's very expensive. That Christmas dollar of revenue gets more and more expensive each year and I am not at all sure -- and the customers that you acquire in that period are generally not the strongest customers, not the most loyal customers.
And I'm not sure that we haven't gone past the frontier in recent years and maybe we shouldn't be chasing that business at that time of year that hard. Leave that to other people, because this just gets -- it's very expensive business to get.
Scott Tilghman - B. Riley & Co. - Analyst
That actually ties into my second question. You've done a nice job of new customer acquisition over the last few quarters. Aside from the Club O members, because I know the answer there would be a little different, how sticky have you found those new customers to be?
Patrick Byrne - Overstock.com Inc. - CEO
In what period?
Stormy Simon - Overstock.com Inc. - President
How sticky?
Patrick Byrne - Overstock.com Inc. - CEO
How sticky, which customers? The ones in --?
Scott Tilghman - B. Riley & Co. - Analyst
The newer acquisitions.
Patrick Byrne - Overstock.com Inc. - CEO
Well, our newer acquisitions are getting stickier, as you can tell. Stormy, why don't you walk them through the two slides that we do?
Stormy Simon - Overstock.com Inc. - President
On slides 14 and 16 when we see our unique customers, 1,679 versus 1,500 last -- year-over-year. And the order -- the number of orders have increased so they are becoming more and more sticky.
To just tag a little bit on the pets comment from the last question is your brand in order to be sticky has to be more than a sofa, and I feel like pets creates an emotional engagement for some consumers. So Club O helps with our rewards program. It's the richest on the net; it's a great program.
We can do a better job of informing consumers about it, but they are stickier and we are better at making them stickier. And we -- the investments in technology that we have made are starting to pay off in that regard.
Patrick Byrne - Overstock.com Inc. - CEO
We are -- all of our sort of CRM numbers are -- we are focusing very hard now on analytics and CRM and those numbers are showing nice turns, nice increases in stickiness. We think we have a long way we can go. We really think that we are 20% done there, that can occupy us for the next two years.
Scott Tilghman - B. Riley & Co. - Analyst
The trends have definitely been in your favor. The last question I wanted to ask about is on the expenses. Were there any one-time bumps in either G&A or technology or is that really simply a structural uptick with the hiring?
And on a related point, do you have additional near-term hiring needs or should we see that begin to slow down a little bit?
Patrick Byrne - Overstock.com Inc. - CEO
There's no one-time bumps and we are comfortable with what we have. We've already decided to flatten out the hiring on tech. In fact, we might just stabilize here at 330 and see how -- shoot, just a few years ago we were at 100 and thought my cup runneth over, we have 100 developers. Now we are to 330.
Incidentally, a number of them are contract employees. Not -- they are contractors. They work for -- they are not employees at all. They are contract. What would you call those?
Stormy Simon - Overstock.com Inc. - President
Contractors.
Robert Hughes - Overstock.com Inc. - SVP, Finance and Risk Management
Independent contractors.

Patrick Byrne - Overstock.com Inc. - CEO
So it's structural, but it's not set in cement structure. That said, we are -- we get a lot out of them. We think it's a great relationship with these contractors.
Stormy Simon - Overstock.com Inc. - President
I would say there aren't -- we are doing one-time projects. The building of SOFS is a one-time project, but we plan to keep innovating. So it's not that we would release these people or let them go; we would re-utilize them into bigger and better.
Patrick Byrne - Overstock.com Inc. - CEO
Yes, and we have a lot of projects on our list. So it is structural, but we have plans. At all times we have plans for if there were a downturn in the economy, a sharp downturn like happened in 2008. We have the plans. We have already worked through, okay, downturn of 20%, how do we handle that? A downturn of 30%, how do we handle that?
We've got it all planned out. Now, Inshallah, let's hope that none of that ever is needed, but we are not getting ourselves locked into structural expenses that would sink us if there is a sharp downturn.
Scott Tilghman - B. Riley & Co. - Analyst
Great. Thanks and congratulations on your 15 years.
Operator
At this time I'm showing no further questions.
Patrick Byrne - Overstock.com Inc. - CEO
No Nat Schindlers? Check again, Jamie. Nat Schindler is always on. No, I guess he didn't make it today.
Stormy Simon - Overstock.com Inc. - President
Fantastic. We appreciate it, Jamie. Thanks, everybody, for listening.
Patrick Byrne - Overstock.com Inc. - CEO
Thank everyone for listening. We look forward to talking to you in January. We think are going to have a bang up Q4.
Stormy Simon - Overstock.com Inc. - President
Shop Overstock this holiday season.
Patrick Byrne - Overstock.com Inc. - CEO
Where the more you buy, the more you save. Talk to you later.
Operator
Ladies and gentlemen, that does conclude the conference for today. Again, thank you for your participation. You may all disconnect. Have a good day.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2014 Thomson Reuters. All Rights Reserved.